ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-132747

Dated May 1, 2007

                                                               (PROTECTION LOGO)
Autocallable Return Optimization Securities with
Contingent Protection Linked to the EUR/USD Exchange Rate

UBS AG, JERSEY BRANCH

(PRODUCT DESCRIPTION HEADER)

AUTOCALLABLE RETURN OPTIMIZATION SECURITIES WITH CONTINGENT PROTECTION are designed for investors who believe that the U.S. dollar will appreciate relative to the Euro over the term of the Notes. The Notes provide twice the appreciation of the U.S. dollar versus the Euro to a Maximum Gain of 10%. If the US dollar appreciates by 5% or more against the Euro from the Initial Spot Rate at any time over the term of the Notes, the Notes will be automatically called for their principal plus the Maximum Gain. Investors must be willing to risk losing up to 100% of their principal amount invested if the Notes have not been called and the Final Spot Rate exceeds the Trigger Spot Rate (the US dollar has weakened) at maturity.

(INDICATIVE TERMS)

Issue Price               $10 per Note
-----------------         ----------------------------------------
Term                      1 year + 2 days
-----------------         ----------------------------------------
Maximum Gain              10%
-----------------         ----------------------------------------
Call Feature              The Notes will be called if the EUR/USD
                          exchange rate on any Observation Date is
                          at or below the Autocall Spot Rate (i.e.,
                          the U.S. dollar strengthens by 5% or
                          more)
-----------------         ----------------------------------------
Observation Date          Any time on any trading day from and
                          excluding the trade date to and including
                          the final valuation date
-----------------         ----------------------------------------
Call Settlement           2 business days after the first
Date                      Observation Date, if any, on which the
                          EUR/USD exchange rate is at or below the
                          Autocall Spot Rate
-----------------         ----------------------------------------
Currency Return              Initial Spot Rate - Final Spot Rate
                                      Initial Spot Rate
-----------------         ----------------------------------------
EUR/USD Exchange          The EUR/USD spot exchange rate expresses
Rate:                     the amount of U.S. dollars that can be
                          exchanged for one Euro. As of April 24,
                          2007, at approximately 4:20 p.m., the
                          EUR/USD spot exchange rate was 1.3638.
-----------------         ----------------------------------------
Initial Spot Rate:        The EUR/USD spot exchange rate on the
                          trade date (1.3638 as of April 24, 2007)
-----------------         ----------------------------------------
Final Spot Rate:          EUR/USD exchange rate at approximately
                          10:00 a.m., New York City time, on the
                          final valuation date.
-----------------         ----------------------------------------
Autocall Spot             95% of the Initial Spot rate. As of April
Rate(1):                  24, 2007, at approximately 4:20 p.m., the
                          Autocall Spot rate was 1.2956.
-----------------         ----------------------------------------
Multiplier:               2
-----------------         ----------------------------------------
Trigger Spot              104.5%-108% of the Initial Spot Rate, as
Rate(1):                  of April 24, 2007 the trigger spot rate
                          is 106.25% of the Initial Spot Rate

(DATES)

TRADE DATE(2)           May 24, 2007 (expected)
Settlement Date         May 31, 2007 (expected)
Final Valuation Date    May 29, 2008 (expected)
Maturity Date           June 02, 2008 (expected)

[UBS LOGO]

(FEATURES)

ENHANCED RETURNS IN MODERATE RETURN ENVIRONMENTS

[ ] Exposure to positive U.S. dollar Returns - The Notes will be called and you will receive the Maximum Gain on your investment if the U.S. dollar appreciates by 5% or more against the Euro from the Initial Spot Rate on any Observation Date (i.e. the EUR/USD exchange rate declines)

[ ] Contingent Principal Protection - The Notes provide limited principal protection only if the Notes have not been called and the Final Spot Rate is at or below the Trigger Spot Rate

[ ] 2x leverage feature provides enhanced participation if the U.S. dollar appreciates relative to the Euro (up to the Maximum Gain) and you hold the Notes to maturity, 1-for-1 downside exposure if the Final Spot Rate is above the Trigger Spot Rate at maturity

(RETURN SCENARIOS)

SCENARIO 1
If the Currency Return is positive (i.e., the U.S. dollar strengthens against the Euro) and the Autocall Spot Rate is touched during the lifetime of the Note the Investor will receive the principal plus a return equal to the Maximum Gain paid on the Call Settlement Date
$10 + ($10 X MAXIMUM GAIN)
SCENARIO 2
If the Currency Return is positive (i.e., the U.S. dollar strengthens against the Euro), and the Autocall Spot Rate has not been touched investors will receive their principal plus a return equal to 2 times the Currency Return, not to exceed the Maximum Gain:
$10.00 + ($10.00 X MULTIPLIER X CURRENCY RETURN)
SCENARIO 3
If at expiration the Currency Return is negative (i.e., the U.S. dollar weakens against the Euro) and the Final Spot rate is at or below the Trigger Spot Rate, investors will receive their principal amount:
$10.00
SCENARIO 4:
If at expiration the Currency Return is negative (i.e., the U.S. dollar weakens against the Euro) and the Final Spot Rate is above the Trigger Spot Rate, the investor will receive a cash payment which is less than their principal amount based on the below formula:
$10.00 + ($10.00 X CURRENCY RETURN)

(HYPOTHETICAL PERFORMANCE AT MATURITY)

                              (Performance Graph)
If there is an appreciation of 5%, then the Note will be called prior to maturity.

(DESCRIPTION OF THE EURUSD EXCHANGE RATE HEADER)

EUR/USD exchange rate is defined as the amount of U.S. dollars that can be exchanged for one Euro.

The Euro is the official currency of the member states of the European Economic and Monetary Union (the "European Monetary Union").

It was introduced in January 1999 and replaced the national currencies of the then 11 participating countries. Today, the Euro is the official currency of 12 nations including: Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal and Finland.

Other current and future European Monetary Union countries may adopt the Euro as their official currency. We have obtained all information in this prospectus supplement relating to the European Monetary Union, the Euro and the EUR/USD exchange rate from public sources, without independent verification.

(HISTORICAL PERFORMANCE OF EURUSD HEADER)

The graph below sets forth the monthly high and low levels in the interbank market of the EUR/USD exchange rate from 04/01/02 through 04/24/07

                                  (LINE GRAPH)

Source: Bloomberg L.P.

Historical performance of the EUR/USD exchange rates is not indicative of future performance.

(INVESTOR SUITABILITY HEADER)

THE NOTES MAY BE SUITABLE FOR YOU IF:

- You believe that the EUR/USD exchange rate will decrease over the term of the Notes (i.e., the U.S. dollar will appreciate in value against the euro).

- You believe that if the Notes are not called, at maturity, the decrease in the EUR/USD exchange rate will not exceed 10%, the Maximum Gain on the Notes.

-  You seek an investment with a return linked to the EUR/USD exchange rate.

-  You believe the Final Spot Rate will not be greater than the Trigger Spot
   Rate.

- You believe that if the Notes are called, the decrease in the EUR/ USD exchange rate will not substantially exceed 10%, the Maximum Gain on the Notes, on the Call Settlement Date.

- You are willing to invest in Notes that will be called on any Observation Date on which the EUR/USD exchange rate is at or below the Autocall Spot Rate or otherwise to hold the Notes to maturity.

-  You do not seek current income from this investment.

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

- You seek an investment whose return is not limited to the pre-specified Maximum Gain of 10% or that offers the possibility to participate in decreases in the full EUR/USD exchange rate beyond the Call Settlement Date.

- You believe that at maturity the Final Spot Rate will be greater than the Trigger Spot Rate.

-  You seek an investment that is 100% principal protected.

- You are not willing to make an investment where you could lose up to 100% of your principal amount and where your Maximum Gain is limited to 10%.

- You believe that the EUR/USD exchange rate is likely to increase or remain unchanged over the term of the Notes (i.e., the euro will appreciate in value or remain unchanged against the U.S. dollar).

-  You seek an investment for which there will be an active secondary market.

- You are unable or unwilling to hold Notes that may be called on any Observation Date on which the EUR/USD exchange rate is at or below the Autocallable Spot Rate or otherwise to hold the Notes to maturity.

- You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

-  You seek current income from your investment.

(KEY RISKS HEADER)

- YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT -- your investment is not principal protected.

- NO INTEREST PAYMENTS -- You will not receive any periodic interest payments on the Notes.

- THE NOTES ARE INTENDED TO BE HELD TO MATURITY -- You will only have contingent principal protection of your investment if you hold your Notes until maturity.

- THE RETURN ON THE NOTES DEPENDS ON A DECLINE IN THE VALUE OF THE EURO RELATIVE TO THE U.S. DOLLAR.

- YOUR GAIN IS LIMITED TO THE MAXIMUM GAIN -- The appreciation potential of your Notes is limited to a pre-specified Maximum Gain and you will not participate in any gain above the Maximum Gain even if the EUR/USD exchange rate continues to decline.

- OWNING THE NOTES IS NOT THE SAME AS OWNING EUROS -- The return on your Notes may not reflect the return you would realize if you actually purchased Euros and converted them to U.S. dollars on the final valuation date.

- THE EUR/USD EXCHANGE RATE IS INFLUENCED BY UNPREDICTABLE FACTORS -- Such factors include, among others, the economic, political, social and judicial conditions in the U.S. and Europe.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES -- We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated April -, 2007. We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you of any material changes to the terms of the Notes.

Notes: (1) The Autocall Spot Rate and the Trigger Spot Rate will be set on the Trade Date. (2) In the event that we make any change to the expected trade date and settlement date, the final valuation date will be changed to ensure that the stated term of the Notes remains the same.

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED PRODUCTS ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED PRODUCT IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-657-9836.